PETERSON SULLIVAN PLLC
Certified Public Accountants
601 Union Street, Suite 2300
Seattle, WA 98101

Tel:  206-382-7777
Fax: 206-382-7700
http://www.pscpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form SB-2 of Vitasti, Inc. (formerly Global Golf Holdings, Inc.) of our report dated April 11, 2005, on our audit of the consolidated balance sheet of Vitasti, Inc. and Subsidiary (formerly Global Golf Holdings, Inc.) as of December 31, 2004, and the related consolidated statements of operations, comprehensive income, stockholders' deficit, and cash flows for the seven-month period ended December 31, 2004 and the year ended May 31, 2004, which report appears in the Annual Report on Form 10-KSB for the period ended December 31, 2004.

Our report dated April 11, 2005, contains an explanatory paragraph that states that Vitasti, Inc. and Subsidiary (formerly Global Golf Holdings, Inc.) has not generated positive cash flows from operations and has an accumulated deficit which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Peterson Sullivan PLLC

June 29, 2005
Seattle, Washington